Exhibit 99.1

Tenet Reports Results
for the Second Quarter Ended June 30, 2020
and Provides Update on Effects of COVID-19
•Net income from continuing operations available to common shareholders of $88 million, or $0.83 per diluted share, in 2Q20 versus net income from continuing operations of $24 million, or $0.23 per diluted share, in 2Q19
•Consolidated Adjusted EBITDA of $732 million in 2Q20 versus $669 million in 2Q19
•Federal stimulus support received was critical in addressing pandemic challenges, allowing uninterrupted response across our care facilities
•Experienced pronounced volatility in monthly volumes associated with COVID-19 during 2Q20, including restrictions on elective procedures, with April lows followed by substantial improvement in May and June
•Executed on various actions in 2Q20 to enhance liquidity and achieve efficiencies to partially mitigate the adverse impact of the pandemic

DALLAS — August 3, 2020 — Tenet Healthcare Corporation (Tenet) (NYSE: THC) today announced its results for the quarter ended June 30, 2020 (2Q20).

Ronald A. Rittenmeyer, Executive Chairman and Chief Executive Officer, stated, “The second quarter was a challenge by any measure. April, May and June represented three separate stories of how we operated, with April reflecting the uncertainty of the early days of the pandemic, shutdown of elective surgery, rapid decline of flow into ERs and associated areas while remaining fully open and staffed for a potential surge of hospitalizations. In May, a staggered re-opening began with different rules, schedules and protocols dictated by each state. June represented our regaining the cadence of operating our business with greater insights, discipline, awareness, and data-driven decisions that drove much improved performance. Without a doubt, the financial support of the CARES Act provided an important bridge to minimize the financial crisis the pandemic created, allowing uninterrupted care for our patients and communities.”

Rittenmeyer continued, “Today, we and our brave front-line caregivers continue to face an even larger surge of COVID-19 cases in several markets, but we have a much better sense of how to deal with these in a more effective manner. While there is a greater negative financial impact associated with COVID-19 cases, we believe the CARES Act provided reasonable, but not complete relief from the impact of the shutdown and will help with the remaining cases with which we are now engaged. Importantly, the results in June provide clarity that we can perform at or above our expectations once the pandemic is controlled. Throughout this entire effort, and today, our caregivers and their support teams throughout our enterprise have been tirelessly providing excellence in care and support. I want to thank every employee, first responder and the many unsung heroes that continue to strive to ensure we are able to provide care to our communities.”

Tenet's results for 2Q20 versus the quarter ended June 30, 2019 (2Q19) as well as the six months ended June 30, 2020 (YTD 2Q20) versus the six months ended June 30, 2019 (YTD 2Q19) are as follows:

($ in millions, except per share results)	2Q20	2Q19	YTD 2Q20	YTD 2Q19
Net income from continuing operations available to Tenet common shareholders	$88	$24	$182	$4
Net income from continuing operations available to Tenet common shareholders per diluted share	$0.83	$0.23	$1.72	$0.04
Adjusted EBITDA	$732	$669	$1,317	$1,292
Adjusted diluted earnings per share from continuing operations	$1.26	$0.65	$2.54	$1.25
The table above as well as tables and discussions throughout this earnings release include certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of GAAP measures to the Adjusted (non-GAAP) measures used are detailed in Tables #1-3 included at the end of this earnings release. Management’s reasoning for the use of these non-GAAP measures and descriptions of the various non-GAAP measures are included in the Non-GAAP Financial Measures section of this earnings release.

COVID-19 Pandemic

•As previously disclosed, in mid-March 2020, the Company began experiencing operational and financial challenges associated with the COVID-19 pandemic, which were exacerbated by the government cancellation of elective surgeries and shelter-at-home requirements coupled with the mandate for all hospitals and associated support to remain fully operational. These challenges continued into April 2020 on an accelerating trajectory with some abatement of the impact on surgeries and admissions occurring in the latter two months of the quarter. Tenet continues to experience elevated COVID volumes in certain of its markets with an expectation these will continue to be erratic until a vaccine is deployed.
•Tenet continues to prioritize safety, building every protocol focused on the protection of its patients and employees. Operational teams monitor real-time data to ensure sufficient staffing, ICU bed capacity, testing and personal protective equipment (PPE). Outpatient facilities have safely reopened for elective procedures, and the Company's hospitals and ambulatory platform are following all state and local guidelines concerning elective care.
•As discussed below, Tenet took a number of actions since the onset of the pandemic to enhance its liquidity given the volatility of the environment.

Current Liquidity and Cash Balance
•As of August 3, 2020, the Company had approximately $3.1 billion of available cash and no borrowings under its $1.9 billion line-of-credit facility. Through August 3, 2020, the Company had received approximately $1.5 billion of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS), which must be paid back by April 2021, and more than $850 million of grant aid from federal stimulus relief funds associated with the pandemic. The Company recognized approximately $523 million of grant aid as income during 2Q20 ($12 million is included in equity in earnings of unconsolidated affiliates) with the remainder of the grants received to be evaluated for income recognition in future quarters as additional lost operating revenues and COVID-related costs are incurred. The Medicare advance payments will have to be repaid by the Company beginning in August 2020 and ending no later than April 2021 for its hospitals and November 2020 for its ambulatory and other facilities to avoid the assessment of ~10.25% interest expense required by the government. Additionally, the grant income is subject to federal tax with an expectation states will follow this same path.
Results from Continuing Operations Available to Tenet Common Shareholders

•Net income from continuing operations available to the Company's common shareholders was $88 million, or $0.83 per diluted share, in 2Q20 versus net income from continuing operations of $24 million, or $0.23 per diluted share, in 2Q19. 2Q20 included $523 million of pre-tax grant income from stimulus relief funds associated with the COVID-19 pandemic ($380 million after tax, or $3.60 per diluted share). As noted in the Hospital and Ambulatory segment discussions below, results for 2Q20 include the recognition of grant income associated with stimulus grants and a continuation of the Company's focus on cost efficiencies together with other necessary cost-reduction initiatives implemented to help partially offset the adverse impact of the pandemic.
•For YTD 2Q20, income from continuing operations available to the Company's common shareholders was $182 million, or $1.72 per diluted share, compared to net income from continuing operations of $4 million, or $0.04 per diluted share, for YTD 2Q19. The YTD 2Q20 results reflected similar comparisons to the prior year period for the Company's business segments as experienced in 2Q20. Additionally, YTD 2Q20 results include a favorable income tax benefit of $88 million, or $0.83 per diluted share, substantially all recorded in the first quarter of 2020 due to an increase in the deductibility of interest expense for income tax purposes as a result of the Coronavirus Aid, Relief and Economic Security (CARES) Act.

Adjusted Results from Continuing Operations Available to Tenet Common Shareholders

Reconciliations of net income available to Tenet common shareholders to Adjusted net income from continuing operations available to Tenet's common shareholders are contained in Table #1 at the end of this release.

•Tenet’s 2Q20 Adjusted net income from continuing operations available to its common shareholders rose to $133 million, or $1.26 per diluted share, compared to $68 million, or

$0.65 per diluted share, in 2Q19. These results reflect the same factors impacting results from continuing operations available to common shareholders noted above.
•For YTD 2Q20, Tenet reported Adjusted net income from continuing operations available to its common shareholders of $268 million, or $2.54 per diluted share, compared to $131 million, or $1.25 per diluted share, in YTD 2Q19 also primarily driven by the same factors impacting the 2Q20 comparisons to the prior year discussed above.

Adjusted EBITDA

Reconciliations of net income available to Tenet common shareholders to Adjusted EBITDA are contained in Table #2 at the end of this release.

•Adjusted EBITDA was $732 million in 2Q20 compared to $669 million in 2Q19, an increase of $63 million, or 9.4 percent.

•For YTD 2Q20, Adjusted EBITDA was $1.317 billion compared to $1.292 billion in YTD 2Q19, an increase of $25 million, or 1.9 percent.

Outlook

•On April 2, 2020, Tenet withdrew its 2020 Financial Outlook due to the impact of the COVID-19 pandemic upon the Company's ability to forecast its results with precision in the near term.

Hospital Operations and Other Segment Results

Tenet’s Hospital Operations and other business segment (Hospital segment) is comprised of acute care and specialty hospitals, ancillary outpatient facilities, freestanding urgent care centers (nearly all which are managed by USPI and operated under the MedPost brand), micro-hospitals and physician practices.

Hospital segment results ($ in millions)	2Q20	2Q19	YTD 2Q20	YTD 2Q19
Net operating revenues	$3,088	$3,827	$6,922	$7,689
Grant income	$474	$0	$474	$0
Same-hospital net patient services revenues (a)	$2,830	$3,547	$6,372	$7,104
Adjusted EBITDA	$492	$359	$834	$706
Same-hospital admissions (decline) growth (a)	(20.3)%	3.3%	(12.3)%	1.6%
Same-hospital adjusted admissions (decline) growth (a)(b)	(27.3)%	2.2%	(16.0)%	1.4%
(a) Same-hospital revenues and statistical data include those for the 65 hospitals operated by the Company’s Hospital segment continuously from January 1, 2019 through June 30, 2020. Revenues and volumes for any hospitals acquired or disposed of during that time frame are excluded.
(b) Adjusted admissions represents actual patient admissions adjusted to include outpatient services provided by facilities in our Hospital segment by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues, then dividing that result by gross inpatient revenues.

Revenues and Volumes
•Net operating revenues in the Hospital segment were $3.088 billion in 2Q20, a decline of 19.3 percent from $3.827 billion in 2Q19. The decrease in revenues was due to lower patient volumes as a result of the COVID-19 pandemic.
•Net operating revenues also included $59 million from the California Provider Fee program in 2Q20 compared to $64 million in 2Q19.
•Grant income for each of the 2Q20 and YTD 2Q20 periods included the recognition of $474 million in stimulus grants for lost operating revenues and COVID-related costs.
•On a same-hospital basis, net patient service revenues were $2.830 billion in 2Q20, a decline of 20.2 percent from $3.547 billion in 2Q19.
•Net operating revenues in the Hospital segment were $6.922 billion in YTD 2Q20, a decline of 10.0 percent from $7.689 billion in YTD 2Q19. The decrease in revenues was due to lower patient volumes associated with the COVID-19 pandemic, partially offset by pre-pandemic admissions growth in January and February 2020.
•On a same-hospital basis, net patient service revenues were $6.372 billion in YTD 2Q20, a decline of 10.3 percent from $7.104 billion in YTD 2Q19.
•The impact of COVID-19 on the Company's same-hospital volumes during the quarter as a percent of the comparable period in 2019 on a same business-day basis was as follows:

Hospital Segment Volume Statistics	April 2020	May 2020	June 2020	July 2020
Admissions	~67%	~80%	~90%	~90%
Outpatient visits	~39%	~60%	~77%	~80%
ER visits	~52%	~65%	~77%	~79%
Hospital surgeries	~45%	~80%	~90%	~87%

•Net revenue per adjusted admission increased 9.7 percent year-over-year for 2Q20 primarily reflecting higher patient acuity for the volumes retained, as well as negotiated rate increases.

Operating Expenses
•Selected operating expenses in the segment in 2Q20 declined $377 million, or 11.3 percent, as a result of continuing cost efficiency initiatives, as well as necessary cost reductions due to the decline in patient volumes associated with the pandemic. These actions were partially offset by higher supply costs for PPE. Selected operating expenses include salaries, wages and benefits, supplies and other operating expenses.

Earnings
•Adjusted EBITDA in the segment was $492 million in 2Q20, an increase of 37.0 percent compared to $359 million in 2Q19. The Adjusted EBITDA margin was 15.9 percent in 2Q20 (13.8 percent when $474 million of grant income is added to net operating revenues) compared to 9.4 percent in 2Q19. These increases reflect the benefit of grant income as well as necessary cost-reduction initiatives during the pandemic.
•For YTD 2Q20, Adjusted EBITDA was $834 million compared to $706 million in YTD 2Q19. The Adjusted EBITDA margin was 12.0 percent in YTD 2Q20 (11.3 percent when $474 million of grant income is added to net operating revenues) and 9.2 percent in YTD 2Q19.

Ambulatory Care Segment Results

Tenet’s Ambulatory Care business segment (Ambulatory segment) is comprised of the operations of United Surgical Partners International (USPI). As of June 30, 2020, USPI had interests in 264 ambulatory surgery centers, 39 urgent care centers (nearly all of which operate under the CareSpot brand), 23 imaging centers and 24 surgical hospitals in 27 states. The Company owns 95 percent of USPI.

Ambulatory segment results ($ in millions)	2Q20	2Q19	YTD 2Q20	YTD 2Q19
Net operating revenues	$368	$524	$858	$1,004
Grant income ($12 million in equity earnings)	$49	$0	$49	$0
Same-facility system-wide net patient services revenues (c)	$808	$1,125	$1,827	$2,160
Adjusted EBITDA	$167	$207	$323	$384
Adjusted EBITDA less facility-level NCI	$106	$132	$206	$244
Same-facility system-wide surgical cases (decline) growth	(41.6)%	2.6%	(25.7)%	2.7%
Same-facility system-wide total ambulatory cases (decline) growth	(33.7)%	3.2%	(19.3)%	2.1%

(c) Same-facility system-wide revenues and statistical information include the results of many of the facilities in which the Ambulatory segment has an investment that are not consolidated by Tenet (of the 350 facilities at June 30, 2020, the results of 107 were accounted for under the equity method for unconsolidated affiliates). To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities.

Revenues and Volumes
•The Ambulatory segment produced net operating revenues of $368 million in 2Q20, a decrease of 29.8 percent compared to $524 million in 2Q19 reflecting the impact of the COVID-19 pandemic.
•Segment grant income for each of the 2Q20 and YTD 2Q20 periods included the recognition of $49 million in stimulus grant income for lost operating revenues and COVID-related costs. Approximately $12 million of that grant income is included in equity in earnings of unconsolidated affiliates.
•For YTD 2Q20, segment net operating revenues of $858 million decreased 14.5 percent compared to $1.004 billion in YTD 2Q19.
•On a same-facility system-wide basis, net operating revenues decreased 28.2 percent in 2Q20, with cases decreasing 33.7 percent and revenue per case increasing 8.2 percent. On a same-facility system-wide basis, YTD 2Q20 revenues decreased 15.4 percent, with cases decreasing 19.3 percent and revenue per case increasing 4.8 percent.
•In the surgical business, which represents the majority of segment net operating revenues, same-facility system-wide revenues declined 28.2 percent in 2Q20, with cases down 41.6 percent and revenue per case up 22.9 percent reflecting the shift to higher acuity cases — as less critical elective cases were deferred due to COVID-19 — and higher negotiated rate increases. YTD 2Q20 same-facility system-wide surgical business revenues declined 15.5 percent, with cases down 25.7 percent and revenue per case up 13.8 percent reflecting the same factors noted in 2Q20.
•The monthly impact of COVID-19 on the segment's same-facility system-wide surgical cases during the quarter as a percent of the comparable period in 2019 on a same business-day basis were as follows:

Ambulatory Segment	April 2020	May 2020	June 2020	July 2020
Surgical cases	~20%	~70%	~90%	~94%

Earnings
•Segment Adjusted EBITDA of $167 million in 2Q20, was down 19.3 percent from $207 million in 2Q19 as a result of the pandemic. Adjusted EBITDA less facility-level noncontrolling interest (NCI) was $106 million, down 19.7 percent from $132 million in 2Q19.
•For YTD 2Q20, the segment generated Adjusted EBITDA of $323 million in YTD 2Q20, a decrease of 15.9 percent from $384 million in YTD 2Q19. Adjusted EBITDA less facility-level NCI was $206 million, a decline of 15.6 percent from $244 million in YTD 2Q19.
•Adjusted EBITDA for each of the 2Q20 and YTD 2Q20 periods included the recognition of $49 million in stimulus grant income for lost operating revenues and COVID-19 related costs, as noted above. The Adjusted EBITDA less facility-level NCI impact of the grant income was $28 million.

Conifer Segment Results

Tenet’s Conifer business segment provides healthcare business process services in the areas of hospital and physician revenue cycle management as well as value-based care solutions to healthcare systems, individual hospitals, physician practices, self-insured organizations, healthcare plans and other entities.

Conifer segment results ($ in millions)	2Q20	2Q19	YTD 2Q20	YTD 2Q19
Net operating revenues	$305	$355	$637	$704
Adjusted EBITDA	$73	$103	$160	$202
The Company continues to work on spinning off its Conifer segment. This transaction is expected to both enhance shareholder value and reduce the level of debt on Tenet through a tax-free debt-for-debt exchange.

Revenues
•During 2Q20, Conifer segment revenues declined 14.1 percent to $305 million, from $355 million in 2Q19, primarily due to the downstream impact of COVID-19 volume declines of its clients, as well as attrition due to planned hospital divestitures by both Tenet and other clients.
•During YTD 2Q20, Conifer’s revenues declined 9.5 percent to $637 million, from $704 million in YTD 2Q19 primarily due to the same factors impacting 2Q20 revenues.

Earnings
•Conifer generated $73 million of Adjusted EBITDA in 2Q20, down 29.1 percent from $103 million in 2Q19. Adjusted EBITDA margins were 23.9 percent in 2Q20 compared to 29.0 percent in 2Q19.
•Conifer generated $160 million of Adjusted EBITDA in YTD 2Q20, down 20.8 percent from $202 million in YTD 2Q19. Adjusted EBITDA margins were 25.1 percent in YTD 2Q20 compared to 28.7 percent in YTD 2Q19.

Balance Sheet, Cash Flows and Liquidity

Balance Sheet Highlights

($ in millions)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$3,514	$262
Accounts receivable days outstanding (d)	68.4	58.4
Line-of-credit borrowings outstanding	$0	$0
Ratio of net debt & Medicare advances liability to Adjusted EBITDA (e)	5.03	5.31
(d) The increase in accounts receivable days outstanding since December 31, 2019 is due to the significant decrease in the Company's average daily revenues in 2Q20 as a result of the pandemic.
(e) Net debt is total debt less cash and cash equivalents

•Cash and cash equivalents at June 30, 2020 were $3.252 billion higher than at December 31, 2019 as the Company maintained available cash to ensure sufficient liquidity given the COVID-19 operational pressures.
•The Company had no outstanding borrowings on its $1.9 billion credit line as of June 30, 2020.
•The Company's ratio of net debt and the Medicare advances liability to Adjusted EBITDA of 5.03x declined sequentially from 5.44x at March 31, 2020.
•In June and July 2020, the Company repurchased approximately $239 million of its 8.125% senior unsecured notes due in 2022; $135 million of these repurchases occurred in 2Q20.

Cash flows and liquidity

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

($ in millions)	YTD 2Q20	YTD 2Q19
Net cash provided by (used in) operating activities	$2,368	$294
Capital expenditures	$(288)	$(336)
Free cash flow	$2,080	$(42)
Adjusted free cash flow	$2,194	$43
Net cash used in investing activities	$(289)	$(303)
Net cash provided by (used in) financing activities	$1,173	$(153)
•Cash and cash equivalents increased $2.901 billion during 2Q20 to $3.514 billion at June 30, 2020 compared to $613 million at March 31, 2020.
•Important sources and (uses) of cash during the quarter included:
◦Approximately $1.482 billion of Medicare advances
◦$600 million of 4.625 percent Notes issued in June 2020
◦$700 million of 7.50 percent Notes issued in April 2020
◦Approximately $712 million of grant stimulus funds
◦Approximately $89 million deferral of the Company's payroll tax match under COVID stimulus legislation
◦$(500) million of repayment in April 2020 of outstanding line-of-credit borrowings as of March 31, 2020
◦Approximately $(144) million in June 2020 for the repurchase of the Company's unsecured notes due in 2022, including accrued interest
◦Approximately $(79) million for the Company's 401(k) match to employees that was deferred from the first quarter of 2020 due to the pandemic
◦Approximately $(21) million of transaction costs associated with the Notes transactions discussed and a line-of-credit amendment

Management’s Webcast Discussion of Results

Tenet management will discuss the Company’s 2Q20 results in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 4, 2020. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

The slide presentation associated with the webcast referenced above, a copy of this earnings press release and a related supplemental financial disclosures document will be available on the Company's Investor Relations website on August 3, 2020.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company's actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and the other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 112,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 510 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com

Non-GAAP Financial Measures

•Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) the cumulative effect of changes in accounting principles, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax expense (benefit), (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation (costs) benefits, net of reinsurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested and closed businesses. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Adjusted diluted earnings (loss) per share from continuing operations per share, a non-GAAP measure, is defined by the Company as Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, divided by the weighted average primary or diluted shares outstanding in the reporting period.
•Adjusted net income (loss attributable) from continuing operations to Tenet common shareholders, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) income (loss) from discontinued operations, (2) gain (loss) from early extinguishment of debt, (3) litigation and investigation (costs) benefits, net of reinsurance recoveries, (4) net gains (losses) on sales, consolidation and deconsolidation of facilities, (5) impairment and restructuring charges and acquisition-related costs, (6) income (loss) from divested and closed businesses and (7) the associated impact of these items on taxes and noncontrolling interests. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment for continuing operations.
•Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations.
•Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlement, and (2) net cash provided by (used in) operating activities for discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which use similar non-GAAP financial measures in their presentations and earnings releases. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes investors use, Free Cash Flow and Adjusted Free Cash Flow as supplemental non-GAAP measures to analyze cash flows generated from the Company's operations. The Company believes these measures are useful to investors in evaluating its ability to fund distributions paid to noncontrolling interests or for acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in the Company's financial statements, they do not provide a complete measure of the Company's operating performance. For example, the Company's definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company's financial performance.

Tenet Healthcare Corporation
Financial Statements and Reconciliations
2Q20 Earnings Release

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended June 30,
	2020	%	2019	%	Change
Net operating revenues	$3,648	100.0%	$4,560	100.0%	(20.0)%
Grant income	511	14.0%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	31	0.8%	42	0.9%	(26.2)%
Operating expenses:
Salaries, wages and benefits	1,864	51.1%	2,145	47.0%	(13.1)%
Supplies	611	16.7%	753	16.5%	(18.9)%
Other operating expenses, net	983	26.9%	1,035	22.7%	(5.0)%
Depreciation and amortization	206	5.6%	214	4.7%
Impairment and restructuring charges, and acquisition-related costs	54	1.5%	36	0.8%
Litigation and investigation costs	2	0.1%	18	0.4%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(1)	—%	1	—%
Operating income	471	12.9%	400	8.8%
Interest expense	(255)		(247)
Other non-operating income (expense), net	2		(1)
Loss from early extinguishment of debt	(4)		—
Income from continuing operations, before income taxes	214		152
Income tax expense	(45)		(33)
Income from continuing operations, before discontinued operations	169		119
Discontinued operations:
Income from operations	—		2
Income tax expense	—		—
Income from discontinued operations	—		2
Net income	169		121
Less: Net income available to noncontrolling interests	81		95
Net income available to Tenet Healthcare Corporation common shareholders	$88		$26
Amounts available to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$88		$24
Income from discontinued operations, net of tax	—		2
Net income available to Tenet Healthcare Corporation common shareholders	$88		$26
Earnings per share available to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$0.84		$0.23
Discontinued operations	—		0.02
	$0.84		$0.25
Diluted
Continuing operations	$0.83		$0.23
Discontinued operations	—		0.02
	$0.83		$0.25
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	104,794		103,198
Diluted*	105,578		104,629

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Six Months Ended June 30,
	2020	%	2019	%	Change
Net operating revenues	$8,168	100.0%	$9,105	100.0%	(10.3)%
Grant income	511	6.2%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	59	0.7%	76	0.8%	(22.4)%
Operating expenses:
Salaries, wages and benefits	4,051	49.6%	4,296	47.2%	(5.7)%
Supplies	1,374	16.8%	1,494	16.4%	(8.0)%
Other operating expenses, net	1,996	24.4%	2,100	23.1%	(5.0)%
Depreciation and amortization	409	5.0%	422	4.6%
Impairment and restructuring charges, and acquisition-related costs	109	1.3%	55	0.6%
Litigation and investigation costs	4	—%	31	0.3%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(3)	—%	2	—%
Operating income	798	9.8%	781	8.6%
Interest expense	(498)		(498)
Other non-operating income, net	3		—
Loss from early extinguishment of debt	(4)		(47)
Income from continuing operations, before income taxes	299		236
Income tax benefit (expense)	30		(53)
Income from continuing operations, before discontinued operations	329		183
Discontinued operations:
(Loss) income from operations	(1)		12
Income tax expense	—		(2)
(Loss) income from discontinued operations	(1)		10
Net income	328		193
Less: Net income available to noncontrolling interests	147		179
Net income available to Tenet Healthcare Corporation common shareholders	$181		$14
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$182		$4
(Loss) income from discontinued operations, net of tax	(1)		10
Net income available to Tenet Healthcare Corporation common shareholders	$181		$14
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$1.74		$0.04
Discontinued operations	(0.01)		0.10
	$1.73		$0.14
Diluted
Continuing operations	$1.72		$0.04
Discontinued operations	(0.01)		0.10
	$1.71		$0.14
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	104,574		102,993
Diluted*	105,656		104,585

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,514	$262
Accounts receivable	2,435	2,743
Inventories of supplies, at cost	337	310
Income tax receivable	18	10
Assets held for sale	378	387
Other current assets	1,265	1,369
Total current assets	7,947	5,081
Investments and other assets	2,464	2,369
Deferred income taxes	232	183
Property and equipment, at cost, less accumulated depreciation and amortization	6,703	6,878
Goodwill	7,301	7,252
Other intangible assets, at cost, less accumulated amortization	1,603	1,602
Total assets	$26,250	$23,365

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$160	$171
Accounts payable	1,018	1,204
Accrued compensation and benefits	699	877
Professional and general liability reserves	292	330
Accrued interest payable	257	245
Liabilities held for sale	93	44
Contract liabilities	1,496	61
Other current liabilities	1,570	1,273
Total current liabilities	5,585	4,205
Long-term debt, net of current portion	15,728	14,580
Professional and general liability reserves	649	635
Defined benefit plan obligations	541	560
Deferred income taxes	27	27
Other long-term liabilities	1,526	1,415
Total liabilities	24,056	21,422
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,561	1,506
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,751	4,760
Accumulated other comprehensive loss	(255)	(257)
Accumulated deficit	(2,346)	(2,513)
Common stock in treasury, at cost	(2,414)	(2,414)
Total shareholders’ deficit	(257)	(417)
Noncontrolling interests	890	854
Total equity	633	437
Total liabilities and equity	$26,250	$23,365

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Six Months Ended
(Dollars in millions)	June 30,
	2020	2019
Net income	$328	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	409	422
Deferred income tax (benefit) expense	(49)	48
Stock-based compensation expense	27	23
Impairment and restructuring charges, and acquisition-related costs	109	55
Litigation and investigation costs	4	31
Net losses (gains) on sales, consolidation and deconsolidation of facilities	(3)	2
Loss from early extinguishment of debt	4	47
Equity in earnings of unconsolidated affiliates, net of distributions received	(39)	(2)
Amortization of debt discount and debt issuance costs	20	21
Pre-tax loss (income) from discontinued operations	1	(12)
Other items, net	(3)	(10)
Changes in cash from operating assets and liabilities:
Accounts receivable	317	(138)
Inventories and other current assets	44	(64)
Income taxes	14	(2)
Accounts payable, accrued expenses and other current liabilities	1,209	(239)
Other long-term liabilities	90	4
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(114)	(80)
Net cash used in operating activities from discontinued operations, excluding income taxes	—	(5)
Net cash provided by operating activities	2,368	294
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(288)	(336)
Purchases of businesses or joint venture interests, net of cash acquired	(56)	(13)
Proceeds from sales of facilities and other assets — continuing operations	12	40
Proceeds from sales of facilities and other assets — discontinued operations	—	17
Proceeds from sales of marketable securities, long-term investments and other assets	35	9
Purchases of marketable securities and equity investments	(10)	(14)
Other long-term assets	—	(4)
Other items, net	18	(2)
Net cash used in investing activities	(289)	(303)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(740)	(1,095)
Proceeds from borrowings under credit facility	740	1,285
Repayments of other borrowings	(229)	(1,668)
Proceeds from other borrowings	1,312	1,516
Debt issuance costs	(22)	(18)
Distributions paid to noncontrolling interests	(100)	(144)
Proceeds from sale of noncontrolling interests	5	9
Purchases of noncontrolling interests	—	(6)
Proceeds from exercise of stock options and employee stock purchase plan	5	3
Other items, net	202	(35)
Net cash provided by (used in) financing activities	1,173	(153)
Net increase (decrease) in cash and cash equivalents	3,252	(162)
Cash and cash equivalents at beginning of period	262	411
Cash and cash equivalents at end of period	$3,514	$249
Supplemental disclosures:
Interest paid, net of capitalized interest	$(465)	$(484)
Income tax payments, net	$(5)	$(13)

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations	$3,088	$3,827	$6,922	$7,689
Ambulatory Care	368	524	858	1,004
Conifer
Tenet	113	146	249	292
Other clients	192	209	388	412
Total Conifer revenues	305	355	637	704
Inter-segment eliminations	(113)	(146)	(249)	(292)
Total	$3,648	$4,560	$8,168	$9,105

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$(4)	$8	$(2)	$11
Ambulatory Care	35	34	61	65
Total	$31	$42	$59	$76

Adjusted EBITDA:
Hospital Operations and other	$492	$359	$834	$706
Ambulatory Care	167	207	323	384
Conifer	73	103	160	202
Total	$732	$669	$1,317	$1,292

Capital expenditures:
Hospital Operations and other	$90	$118	$257	$288
Ambulatory Care	10	21	21	41
Conifer	6	5	10	7
Total	$106	$144	$288	$336

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders for 2020
(Unaudited)

(Dollars in millions except per share amounts)	2020
	2nd Qtr	YTD
Net income available to Tenet Healthcare Corporation common shareholders	$88	$181
Net loss from discontinued operations	—	(1)
Net income from continuing operations	88	182
Less: Impairment and restructuring charges, and acquisition-related costs	(54)	(109)
Litigation and investigation costs	(2)	(4)
Net gains on sales, consolidation and deconsolidation of facilities	1	3
Loss from early extinguishment of debt	(4)	(4)
Loss from divested and closed businesses	—	—
Noncontrolling interest impact	—	—
Tax impact of above items	14	28
Adjusted net income available from continuing operations to common shareholders	$133	$268

Diluted earnings (loss) per share from continuing operations	$0.83	$1.72
Less: Impairment and restructuring charges, and acquisition-related costs	(0.51)	(1.03)
Litigation and investigation costs	(0.02)	(0.04)
Net gains on sales, consolidation and deconsolidation of facilities	0.01	0.03
Loss from early extinguishment of debt	(0.04)	(0.04)
Loss from divested and closed businesses	—	—
Noncontrolling interest impact	—	—
Tax impact of above items	0.13	0.26
Adjusted diluted earnings per share from continuing operations	$1.26	$2.54

Weighted average basic shares outstanding (in thousands)	104,794	104,574
Weighted average dilutive shares outstanding (in thousands)	105,578	105,656

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Net Income Available to Tenet Healthcare Corporation Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders for 2019
(Unaudited)

(Dollars in millions except per share amounts)	2019
	2nd Qtr	YTD
Net income available to Tenet Healthcare Corporation common shareholders	$26	$14
Net income from discontinued operations	2	10
Net income from continuing operations	24	4
Less: Impairment and restructuring charges, and acquisition-related costs	(36)	(55)
Litigation and investigation costs	(18)	(31)
Net losses on sales, consolidation and deconsolidation of facilities	(1)	(2)
Loss from early extinguishment of debt	—	(47)
Loss from divested and closed businesses	—	(1)
Noncontrolling interest impact	—	—
Tax impact of above items	11	9
Adjusted net income available from continuing operations to common shareholders	$68	$131

Diluted earnings (loss) per share from continuing operations	$0.23	$0.04
Less: Impairment and restructuring charges, and acquisition-related costs	(0.34)	(0.52)
Litigation and investigation costs	(0.17)	(0.30)
Net losses on sales, consolidation and deconsolidation of facilities	(0.01)	(0.02)
Loss from early extinguishment of debt	—	(0.45)
Loss from divested and closed businesses	—	(0.01)
Noncontrolling interest impact	—	—
Tax impact of above items	0.10	0.09
Adjusted diluted earnings per share from continuing operations	$0.65	$1.25

Weighted average basic shares outstanding (in thousands)	103,198	102,993
Weighted average dilutive shares outstanding (in thousands)	104,629	104,585

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliation of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA for 2020
(Unaudited)

(Dollars in millions)	2020
	2nd Qtr	YTD
Net income available to Tenet Healthcare Corporation common shareholders	$88	181
Less: Net income available to noncontrolling interests	(81)	(147)
(Loss) income from discontinued operations, net of tax	—	(1)
Income from continuing operations	169	329
Income tax benefit (expense)	(45)	30
Loss from early extinguishment of debt	(4)	(4)
Other non-operating income, net	2	3
Interest expense	(255)	(498)
Operating income	471	798
Litigation and investigation costs	(2)	(4)
Net gains on sales, consolidation and deconsolidation of facilities	1	3
Impairment and restructuring charges, and acquisition-related costs	(54)	(109)
Depreciation and amortization	(206)	(409)
Loss from divested and closed businesses	—	—
Adjusted EBITDA	$732	$1,317

Net operating revenues	$3,648	$8,168

Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	2.4%	2.2%

Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	20.1%	16.1%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliation of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA for 2019
(Unaudited)

(Dollars in millions)	2019
	2nd Qtr	YTD
Net income available to Tenet Healthcare Corporation common shareholders	$26	$14
Less: Net income available to noncontrolling interests	(95)	(179)
Income from discontinued operations, net of tax	2	10
Income from continuing operations	119	183
Income tax expense	(33)	(53)
Loss from early extinguishment of debt	—	(47)
Other non-operating expense, net	(1)	—
Interest expense	(247)	(498)
Operating income	400	781
Litigation and investigation costs	(18)	(31)
Net losses on sales, consolidation and deconsolidation of facilities	(1)	(2)
Impairment and restructuring charges, and acquisition-related costs	(36)	(55)
Depreciation and amortization	(214)	(422)
Loss from divested and closed businesses	—	(1)
Adjusted EBITDA	$669	$1,292

Net operating revenues	$4,560	$9,105
Less: Net operating revenues from health plans	1	1
Adjusted net operating revenues	$4,559	$9,104

Net income available to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	0.6%	0.2%

Adjusted EBITDA as a % of adjusted net operating revenues (Adjusted EBITDA margin)	14.7%	14.2%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)	2020
	2nd Qtr	YTD
Net cash provided by operating activities	$2,239	$2,368
Purchases of property and equipment	(106)	(288)
Free cash flow	$2,133	$2,080

Net cash used in investing activities	$(85)	$(289)
Net cash provided by financing activities	$747	$1,173

Net cash provided by operating activities	$2,239	$2,368
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(46)	(114)
Net cash used in operating activities from discontinued operations	—	—
Adjusted net cash provided by operating activities from continuing operations	2,285	2,482
Purchases of property and equipment	(106)	(288)
Adjusted free cash flow – continuing operations	$2,179	$2,194

(Dollars in millions)	2019
	2nd Qtr	YTD
Net cash provided by operating activities	$284	$294
Purchases of property and equipment	(144)	(336)
Free cash flow	$140	$(42)

Net cash used in investing activities	$(164)	$(303)
Net cash used in financing activities	$(123)	$(153)

Net cash provided by operating activities	$284	$294
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(48)	(80)
Net cash used in operating activities from discontinued operations	(3)	(5)
Adjusted net cash provided by operating activities from continuing operations	335	379
Purchases of property and equipment	(144)	(336)
Adjusted free cash flow – continuing operations	$191	$43